Exhibit 10.1

EXECUTION COPY

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(“Agreement” dated as of May 21, 2012 between Validus

Holdings, Ltd., a Bermuda corporation (the “Company”), and

Conan Ward (the “Executive”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Base Salary” has the meaning set forth in Section 4.01.

“Board” has the meaning set forth in Section 3.01.

“Claims” has the meaning set forth in Section 11.01.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Subsidiaries in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive or (c) the disclosure of which is consented to in writing by the Company.

“Date of Termination” has the meaning set forth in Section 5.01.

“Delay Period” has the meaning set forth in Section 15.14(b).

“Employment Period” has the meaning set forth in Section 2.01.

“Excluded Claims” has the meaning set forth in Section 11.01.

“Intellectual Property” has the meaning set forth in Section 7.01.

“Initial Start Date” has the meaning set forth in Section 2.01.

“Noncompetition Period” has the meaning set forth in Section 9.01.

“Nonsolicitation Period” has the meaning set forth in Section 9.02.

“Notice of Termination” has the meaning set forth in Section 5.03.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Proceeding” has the meaning set forth in Section 12.01.

“Reimbursable Expenses” has the meaning set forth in Section 4.04.

“Releasees” has the meaning set forth in Section 11.01.

“Start Date” has the meaning set forth in Section 2.01.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, twenty (20) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company, association or other business entity, twenty (20) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a twenty (20) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated twenty (20) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

ARTICLE II

EMPLOYMENT

SECTION 2.01 Employment Period. The Company shall employ the Executive, and the Executive shall accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on May 21, 2012 (“Start Date”) and ending on the Date of Termination as defined in Section 5.01 below. The parties acknowledge and agree that the Executive’s employment with the Company and its Subsidiaries initially began on January 1, 2006 (the “Initial Start Date”) and that the Executive’s employment with the Company and its Subsidiaries has been and will be continuous from and through such date ending on the Termination Date (cumulatively, the “Employment Period”). The parties acknowledge and agree that, upon the Date of Termination, Executive shall cease all employment and all other positions with the Company and any employment and other positions with any of its Subsidiaries.

ARTICLE III

POSITION AND DUTIES

SECTION 3.01 Position and Duties. Effective on the Start Date, the Executive resigns from his positions as Executive Vice President of the Company and Chief Executive officer of Validus Reinsurance, Ltd. and shall serve as Advisor to the Board of Directors (the “Board”) and render such services (if any) as are assigned by the Board from time to time. The Company may direct, in its sole and exclusive discretion, that the Executive perform no duties and exercise no powers or resign from any office held in connection with his employment with the Company or its Subsidiaries. During the Employment Period, the Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Company or its Subsidiaries, whether for compensation or otherwise, without prior written consent of the Company.

ARTICLE IV

BASE SALARY AND BENEFITS

SECTION 4.01 Base Salary. During the Employment Period, the Executive’s base salary will be $618,000 per annum (the “Base Salary”). The Base Salary will be payable no less frequently than monthly on the last working day of each month in arrears in equal installments. Normal hours of employment are 8:30 a.m. to 5:00 p.m., Monday to Friday. The Executive’s salary has been computed to reflect that his regular duties are likely, from time to time, to require more than forty (40) hours per week and the Executive shall not be entitled to receive any additional remuneration for any such additional hours.

SECTION 4.02 Bonuses. In addition to the Base Salary, the Executive shall receive an annual bonus for each of 2012 and 2013 equal to 150% of Base Salary, which shall be paid to the Executive on or after February 1, 2013 and on or before March 15, 2013; provided, however, that as a condition precedent to the receipt of any payment under this Section 4.02 the Executive shall timely execute and not revoke the General Release of Claims in the form attached hereto as Exhibit A, on a date between February 1 and February 22, 2013.

SECTION 4.03 Benefits. In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a) such major medical and life insurance as is, or may during the Employment Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents, which shall be provided under a health insurance plan maintained by a United States Subsidiary of the Company if and when the Executive’s regular place of work under this Employment Agreement is in the United States;

(b) in addition to the public holidays referenced in the Public Holidays Act of 1947 and fifteen (15) paid days off for sick leave, a maximum of five (5) weeks of paid vacation during the term of the Employment Period;

(c) for the period during which the Executive’s place of work under this Employment Agreement is Bermuda (but, notwithstanding the foregoing, in no case later than July 31, 2012), a housing allowance in an amount equal to $18,000 per month, payable monthly in advance, and reimbursement for the Executive’s Bermuda housing deposit (such amount to be repaid by the Executive to the Company within thirty (30) days after the earlier of the date the deposit is returned to the Executive or the date of any termination of employment of the Executive);

(d) for the period during which the Executive’s place of work under this Employment Agreement is Bermuda (but, notwithstanding the foregoing, in no case later than July 31, 2012), an automobile allowance in an amount equal to $900 per month;

(e) for the period during which the Executive’s place of work under this Employment Agreement is Bermuda (but, notwithstanding the foregoing, in no case later than July 31, 2012), direct payment or reimbursement of initiation fees (any resulting equity interest or redemption right in which shall belong to, be controlled by, and be paid to, the Company) for, and the annual dues for membership in, two (2) clubs in Bermuda;

(f) for the period during which the Executive’s place of work under this Employment Agreement is Bermuda (but, notwithstanding the foregoing, in no case later than July 31, 2012), reimbursement for round-trip non-business trips by the Executive and each member of his family residing with him to and from Bermuda (the benefit under this Section 4.03(f) being in addition to any reimbursement of air fare described in Section 4.04, below) in accordance with the Company’s policies and procedures for such family trips as in effect from time to time, in an aggregate amount not to exceed $25,000;

(g) for the period during which the Executive’s place of work under this Employment Agreement is Bermuda (but, notwithstanding the foregoing, in no case later than July 31, 2012), reimbursement for tuition expenses incurred by the Executive for his children who are attending school in an aggregate amount equal to the prior agreement between the Company and the Executive on this subject; and

(h) for the period during which the Executive’s place of work under this Employment Agreement is Bermuda (but, notwithstanding the foregoing, in no case later than July 31, 2012), other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda and

(i) reimbursement for any out of pocket relocation expenses he actually incurs in connection with his move from Bermuda to New Jersey in a lump sum in an amount not to exceed $25,000 and to be paid not later than July 24, 2012.

SECTION 4.04 Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to preapproval by the Lead Outside Director (or his designee) and the Company’s requirements with respect to reporting and documentation of expenses.

SECTION 4.05 Long Term Incentive Plan. Subject to the Executive’s compliance with Articles IX and XIII, the Executive’s restricted stock granted under the Validus Holdings, Ltd. 2005 Long Term Incentive Plan prior to the date of this Agreement shall vest according to the schedule attached as Exhibit B; provided, however, that, with respect to the Performance Share Awards, the percentage of shares eligible for vesting will be the same as the percentage of shares eligible for vesting for then-current senior executives at the time of vesting. The Executive shall not be entitled to any further equity grants on or following the Start Date.

ARTICLE V

TERM AND TERMINATION

SECTION 5.01 Date of Termination. Executive’s employment shall be “at-will” and Executive’s Employment Period shall end on the Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the first to occur of the following: (a) February 1, 2013, (b) immediately upon the Company providing Notice of Termination to the Executive for any reason; (c) immediately upon the Executive providing Notice of Termination to the Company stating that he is resigning from the Company for any reason; or (d) the date of Executive’s death.

SECTION 5.02 Payments Upon Termination.

(a) Upon termination of the Employment Period for any reason, the Executive (or his estate, in the case of death) shall: (i) continue to receive Base Salary and benefits set forth in Section 4.03 above through the Date of Termination; (ii) continue to vest in any shares of restricted stock of Company granted to the Executive through the Date of Termination; and (iii) continue to receive reimbursement for all Reimbursable Expenses incurred by the Executive prior to the Date of Termination. The Executive’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder.

(b) Upon termination of the Employment Period for any reason on or prior to February 1, 2013, the Executive shall receive, as severance, subject to execution and non-revocation of a General Release of Claims in the form attached hereto as Exhibit A within twenty-one (21) days following the Date of Termination, within five (5) business days of the Effective Date of the General Release of Claims (as defined therein): (i) a lump sum payment equal to the sum of (A) the Base Salary at the rate of $618,000 per annum which Executive would otherwise have received had he remained employed by the Company through December 31, 2013 plus (B) the bonus payments set forth in Section 4.02, provided, however, that, if the Date of Termination occurs during December 2012 such amount shall be paid in a lump sum as soon as practicable on or after January 1, 2013, and, provided, further that if the Date of Termination occurs in 2013, then it shall occur, and the Executive shall execute the General Release of Claims, at such time as would cause the lump sum payment under this Section 4.02(b)(i) to be made not later than March 15, 2013, (ii) the health insurance benefits set forth in Section 4.03(a), which shall be provided under a health insurance plan maintained by a United States Subsidiary of the Company, until the first to occur of the date the Executive becomes eligible for health insurance through another employer and December 31, 2013, but only to the extent permitted by the terms and conditions of such health insurance plan, and (iii) the reimbursement of moving expenses set forth in Section 4.03(i), in each case, to the extent not previously provided to the Executive.

SECTION 5.03 Notice of Termination. Any termination of employment by the Company or by the Executive for any reason shall be communicated by written notice to the other party hereto (“Notice of Termination”).

ARTICLE VI

CONFIDENTIAL INFORMATION

SECTION 6.01 Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive has, is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement or as otherwise permitted or required by applicable law. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.

ARTICLE VII

INTELLECTUAL PROPERTY

SECTION 7.01 Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information) or has previously done so, any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment hereunder).

ARTICLE VIII

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

SECTION 8.01 Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all property of the Company or its Subsidiaries, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential

Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that, to the best of his knowledge, all such materials have been delivered to the Company.

ARTICLE IX

NONCOMPETITION AND NONSOLICITATION

SECTION 9.01 Noncompetition. The Executive acknowledges that during his employment with the Company, he has and will become familiar with trade secrets and other Confidential Information concerning the Company or its Subsidiaries, and that his services will be of special, unique and extraordinary value to the Company, and he has developed and may continue to develop relationships with the clients and service providers of the Company at the expense of the Company. In addition, the Executive hereby agrees that at any time during the Employment Period, and for a period six (6) months after the Date of Termination or through January 15, 2013, whichever is later, (the “Noncompetition Period”), Executive will not directly or indirectly own, manage, control, participate in, be employed by, render services for or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries as such businesses exist or are in process or being planned as of the Date of Termination, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses; provided, however, that (i) the portion of the Noncompetition Period following the Date of Termination shall be reduced by the period of time, if any, between the date of Notice of Termination is given and the Date of Termination, (ii) following the three (3) month anniversary of the Date of Termination, the Executive may accept a position with a business that competes with the business of the Company with the permission of the Company, which permission shall not be unreasonably withheld, and (iii) subject to his compliance with the other terms and conditions of this Agreement, the Executive may discuss employment opportunities with any person or entity who or which competes with the Company or its Subsidiaries during the Noncompetition Period. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

SECTION 9.02 Nonsolicitation of Employees. The Executive hereby agrees that during the Employment Period and for a period of one (1) year after the Date of Termination (the “Nonsolicitation Period”) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its Subsidiaries at any time during such Nonsolicitation Period or within the six-month period prior thereto; provided, however, that the Executive may solicit or hire any person who has voluntarily resigned from the Company or its Subsidiaries during the Nonsolicitation Period without any direct or indirect inducement or solicitation by Executive provided that the Executive first obtains the Company’s approval.

SECTION 9.03 Nonsolicitation of Customers. During the Noncompetition Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries.

SECTION 9.04 Nondisparagement.

(a) Executive Nondisparagement. Executive agrees that he shall not make, publish or confirm any statements or remarks to third parties which are derogatory, disparaging or critical of the Company or any of the other Releasees (or induce or encourage others to do so) including, but not limited to, any such statements or remarks about their respective reputations, judgment, acumen, character or skills.

(b) Company Nondisparagement. The Company agrees that it will cause each of its current officers and directors, for so long as he or she remains an officer or director of the Company, not to make, publish or confirm any statements or remarks to third parties which are derogatory, disparaging or critical of the Executive (or induce or encourage others to do so) including, but not limited to, any such statements or remarks about his reputation, judgment, acumen, character or skills.

SECTION 9.05 Enforcement. If, at the enforcement of Sections 9.01, 9.02 9.03, or 9.04 a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration, scope and area permitted by law.

ARTICLE X

EQUITABLE RELIEF

SECTION 10.01 Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01, 7.01, 8.01, 9.01, 9.02, 9.03, or 9.04 could cause irreparable harm to the Company for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01, 9.02, 9.03, or 9.04 the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

ARTICLE XI

RELEASE AND EXECUTIVE REPRESENTATIONS

SECTION 11.01 Release. Executive, for himself and his successors, assigns, executors, heirs, estate and administrators, now and forever hereby knowingly and willingly releases and discharges the Company and each of its past and present Subsidiaries, together with each of their officers, directors, stockholders, partners, principals, members, managers, employees, agents, representatives and attorneys, and each of their respective Subsidiaries, estates, predecessors, successors, and assigns (collectively, the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”), which Executive or his executors, administrators, heirs, estate, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever arising from the beginning of time up to the date Executive signs this Agreement including, but not limited to, (a) any such Claims relating in any way to Executive’s employment relationship with the Company or any of the Releasees, (b) any such Claims arising under any foreign, federal, local or state statute or regulation, including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and/or any applicable law regarding whistleblowing or discrimination, each as amended, (c) any claims relating to wrongful or constructive employment termination or demotion or (d) any claims arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in this Section 11.01 shall in any way release or discharge: (i) any rights Executive may have to any vested pension benefits; (ii) Executive’s right to bring any Claim for breach of this Agreement by the Company; (iii) any Claims Executive may have that cannot be waived under applicable law; or (iv) any rights Executive may have to indemnification or coverage under any directors and officers, errors and omissions or general liability insurance coverage maintained by the Company covering the Executive (collectively, the “Excluded Claims”).

SECTION 11.02 Executive Representations.

(a) Executive represents and agrees that, except with respect to the Excluded Claims, the Company and the other Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of his employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees, except as specifically provided in this Agreement. Executive represents and agrees that, except for the Excluded Claims, Executive has knowingly and willingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced by Executive or on his behalf, arising out of his employment relationship with the Company or any of its Subsidiaries prior to the date of this Agreement including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

(b) Executive represents and agrees that he has not filed or commenced any action or proceeding or lodged any complaint or grievance with any governmental agency or quasi-governmental agency against the Company or any of the other Releasees.

(c) Executive represents and agrees that he is not aware of, has never been aware of, and has not engaged in, any violations of any laws, rules or regulations with respect to any accounting, financial, reporting or any other matters at the Company or any of its Subsidiaries by any of their respective officers, directors, employees, agents or any other person providing services to them.

(d) Executive represents and agrees that he has been provided with an opportunity to consult with an attorney of his choosing prior to executing this Agreement. Executive represents that he has read this Agreement, and specifically the release in Section 11.01 above, and that he understands its terms and enters into this Agreement freely, voluntarily, and without coercion. Executive acknowledges and agrees that he is under no obligation to consent to this Agreement.

(e) Executive represents and agrees that he is receiving benefits and payments to which he would not otherwise be entitled unless he executes and delivers the release in this Agreement.

(f) Executive represents and agrees that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) except for agreements provided to the Company by the Executive, the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms. In the event that any action is brought against Executive involving any breach of any employment agreement, noncompetition agreement or confidentiality agreement with any other Person, the Executive shall bear his own costs incurred in defending such action, including but not limited to, court fees, arbitration costs, mediation costs, attorneys’ fees and disbursements.

(g) Executive represents and agrees that, following the Employment Period, Executive will not seek or be entitled to employment with the Company or any of its Subsidiaries.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01 General Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action, suit or proceeding initiated by, with the assistance or cooperation of, or on behalf of, Executive) (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and its organizational documents, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers. The Executive may select his own counsel to represent him in connection with any matter for which the Executive is entitled to indemnification under this Section 12.01.

ARTICLE XIII

COOPERATION

SECTION 13.01 Cooperation. Executive agrees to cooperate fully with the Company and its Subsidiaries in all matters concerning any requests for information about (i) the services or advice Executive provided to the Company or any of its Subsidiaries during his employment with the Company or any of its Subsidiaries or (ii) any events occurring during Executive’s employment with the Company. Executive’s cooperation shall include: (A) being available to meet and speak with officers or employees of the Company or any of its Subsidiaries, the Company’s counsel or any third parties at the request of the Company at reasonable times (but not later than five (5) business days following any such request) and locations to be determined by the Company, (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any pending or future legal proceedings, arbitrations or actions, (C) executing accurate and truthful documents, including, but not limited to, affidavits, declarations and certifications, and (D) taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.

SECTION 13.02 Non-Cooperation. Executive agrees that he shall not cooperate or assist any non-governmental third party in the development, presentation or prosecution of any disputes, differences, grievances, arbitrations, claims, charges or complaints on behalf of any non-governmental third party against the Company or any of the other Releasees.

ARTICLE XIV

LEGAL PROCESS

SECTION 14.01 Legal Process. Nothing in this Agreement is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

ARTICLE XV

MISCELLANEOUS

SECTION 15.01 Rights and Remedies. The Company will be entitled to enforce its rights and remedies under this Agreement specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 15.02 Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION 15.03 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided, however, that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

SECTION 15.04 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 15.05 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 15.06 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 15.07 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	Validus Holdings
29 Richmond Road, 4th Floor Hamilton HM 11
Bermuda
Attn: General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 15.08 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 15.09 No Third Party Beneficiary. This Agreement will not confer any rights or remedies (or any obligations) upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 15.10 Entire Agreement. This Agreement (including the exhibits attached hereto and the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof including, but not limited to, the initial Employment Agreement between the Company and the Executive dated as of December 5, 2005, the Validus Re, Ltd. Statement of Conditions of Employment dated as of January 30, 2006, the Amended and Restated Employment Agreement between the Company and the Executive dated as of February 2007, the Amendment to the Amended and Restated Employment Agreement between the Company and the Executive dated as of November 12, 2008, and the Amended and Restated Employment Agreement between the Company and the Executive dated as of March 17, 2010 which agreements are amended and superseded in their entirety and are of no further force and effect.

SECTION 15.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

SECTION 15.12 Survival. Sections 6.01, 7.01, 8.01 and Articles 9, 11, 12 and 13 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

SECTION 15.13 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, AND THE PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF NEW JERSEY.

SECTION 15.14 Section 409A.

(a) It is intended that this Agreement will comply with Section 409A and Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act pursuant to this Section 15.14 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A or Section 457A of the Code.

(b) Notwithstanding any provision to the contrary in this Agreement or the attached General Release of Claims, if the Executive is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15.14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

(d) Notwithstanding any provision of this Agreement to the contrary, any allowance or reimbursement provided for under Section 4.03 above that is payable under Section 5.02 shall be paid to the Executive no later than the end of the calendar year following the calendar year during which the Date of Termination occurs.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 21th day of May 2012, to be effective as of the date and year above written.

VALIDUS HOLDINGS, LTD.

By:	/s/ Joseph E. (Jeff) Consolino
Printed Name:	Joseph E. (Jeff) Consolino
Title:	President & Chief Financial Officer

CONAN WARD

By:	/s/ Conan M. Ward
Printed Name:	Conan M. Ward